UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2016

Apollo Education Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona		85040
(Address of principal executive offices)		(Zip Code)

(480) 966-5394

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On February 7, 2016, Apollo Education Group, Inc., an Arizona corporation (the “Company” or “Apollo Education Group”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AP VIII Queso Holdings, L.P., a Delaware limited partnership (“Parent”) and Socrates Merger Sub, Inc., an Arizona corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent is an affiliate of Apollo Investment Fund VIII, L.P. (“Fund VIII”), a fund managed by an affiliate of Apollo Global Management, LLC (“AGM”), and The Vistria Group, LP (“Vistria”) is a co-investor in Parent. Najafi Companies, LLC is a potential co-investor in Parent. The Merger Agreement was approved by the board of directors of the Company (the “Board”).

At the effective time of the Merger, each share of the Class A common stock (each, a “Class A Share”) and each share of the Class B common stock (each, a “Class B Share”, and together with the Class A Shares, the “Shares”) of the Company issued and outstanding immediately prior to the effective time (other than shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties) will be converted into the right to receive $9.50 per share in cash (the “Per Share Merger Consideration”), without interest.

Consummation of the Merger is subject to customary conditions, including (i) the approval of the holders of a majority of the outstanding Class A Shares and the approval of the holders of a majority of the outstanding Class B Shares entitled to vote on the Merger, in each case voting separately as a class (the “Requisite Company Vote”), (ii) the expiration or early termination of the waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the absence of any law, order or injunction prohibiting the closing of the Merger, (iv) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers); and (v) the other party’s compliance with its obligations and covenants contained in the Merger Agreement (subject to customary materiality qualifiers). Consummation of the Merger is also subject to certain regulatory and operational conditions, including (a) approval by the Higher Learning Commission of the change-of-control applications filed on behalf of certain of the Company’s subsidiaries; (b) the receipt of certain other federal, state and foreign educational consents with respect to the Merger without certain conditions or restrictions on the business operations of the University of Phoenix (“UOPX”); (c) the absence of certain conditions or restrictions in the response of the Department of Education (“DOE”) to the preacquisition review application (“Preacquisition Review Application”) filed by the Company in respect of the change of control of UOPX; and (d) the ratio of UOPX’s revenues derived from Title IV funds in a certain period prior to the closing of the Merger.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the absence of a material adverse effect on the Company and its Subsidiaries, taken as a whole, and certain additional conditions relating to the financial and operational performance of the Company and its Subsidiaries or UOPX during the period leading up to closing.

There is no financing condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement (such other transactions, the “Transactions”). Pursuant to the Merger Agreement, the Company has agreed to provide reasonable cooperation to Parent in Parent’s efforts to obtain debt financing that is to be made available to the Company from and after the closing of the Merger. Fund VIII and certain of Fund VIII’s affiliates (collectively, the “Fund VIII Investors”) and Vistria (together with the Fund VIII Investors, the “Equity Investors”) have delivered equity commitment letters, dated February 7, 2016 (the “Equity Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have each committed to capitalize Parent substantially concurrently with the closing of the Merger with an equity contribution in an amount equal to the aggregate Per Share Merger Consideration to be paid to the holders of Shares, the amount needed to repay certain existing debt of the Company and its subsidiaries and any costs and expenses required to be paid by Parent pursuant to the Merger Agreement. The Company is a third party beneficiary under the

Equity Commitment Letters for purposes of causing the Equity Investors to fund their equity commitments in accordance with the terms and provisions thereunder. Furthermore, the Company has entered into a side letter agreement, dated February 7, 2016, with each of Apollo Management VIII, L.P. (“AM VIII”), the investment manager of Fund VIII, and Vistria, pursuant to which AM VIII and Vistria are obligated to take certain actions in furtherance of their efforts to obtain regulatory approvals in connection with the Merger and the Transactions.

The Merger Agreement may be terminated by each of the Company and Parent under certain circumstances, including if the Merger is not consummated by 5:00 p.m. (Eastern time) on February 1, 2017 (the “Termination Date”). The Merger Agreement also contains certain termination rights for both the Company and Parent, including the right to terminate the Merger Agreement in the event that, with respect to a Preacquisition Review Application filed with the DOE in respect of UOPX or Western International University (“WIU”), the DOE issues a written response that fails to meet certain conditions set forth in the Merger Agreement and such failure cannot be cured prior to the Termination Date. The Merger Agreement further provides that upon termination of the Merger Agreement under certain other specified circumstances, the Company will be required to pay Parent a termination fee of approximately $27.5 million. Parent is required to pay the Company a reverse termination fee of $25 million in the event that Parent terminates the Merger Agreement under certain other specified circumstances.

Parent and the Company have made customary representations and warranties in the Merger Agreement. Many of the representations made by the Company are subject to and qualified by a Material Adverse Effect (as defined in the Merger Agreement). Parent and the Company have also made customary covenants in the Merger Agreement, including covenants regarding the operation of the business of the Company and its subsidiaries prior to the effective time of the Merger; covenants prohibiting Parent and its affiliates from causing the termination, resignation or dismissal of any independent member of the boards of trustees of UOPX and WIU; and a customary “no shop” covenant prohibiting the Company from soliciting, providing material non-public information in connection with or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions, except as permitted under the terms of the Merger Agreement.

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by confidential disclosures made to Parent and Merger Sub in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made as of the date of the Merger Agreement, the closing date or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files with the SEC.

The foregoing description of the Merger Agreement and the proposed transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, the Company, Parent and Merger Sub entered into voting and support agreements (the “Voting Agreements”) with each of the Apollo Class B Voting Stock Trust No. 1, Peter V. Sperling, the Peter Sperling Voting Stock Trust, the Aurora Foundation, the San Roque Charitable Trust, the John Sperling Revocable Trust, the John Sperling 1994 Irrevocable Trust and Gregory W. Cappelli (each, a “Significant Shareholder”), in their respective capacities as shareholders of the Company. Under the Voting Agreements, the Significant Shareholders agreed to (i) vote the Shares they own in favor of adoption and approval of the Merger Agreement, the Merger and the Transactions and (ii) vote against any acquisition proposal, any other merger, tender offer, consolidation, share exchange, business combination, liquidation, dissolution or similar transaction involving the Company or any other agreement, action, transaction or proposal, the purpose of which is to prevent or materially impede, interfere with, hinder, delay, discourage, inhibit, postpone or adversely affect the Merger or any of the Transactions. Each Voting Agreement will automatically terminate upon the earliest to occur of (a) the time the merger becomes effective, (b) the termination of the Merger Agreement in accordance with its terms or (c) the mutual written consent of the parties to that Voting Agreement.

The foregoing description of the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreements attached as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8 hereto and incorporated herein by reference.

Amendment to Shareholder Agreement and Termination

In order to facilitate the consummation of the Merger and the Transactions, concurrently with the execution and delivery of the Merger Agreement, the Company entered into an amendment to the Shareholder Agreement dated as of September 7, 1994, as amended (the “Shareholder Agreement”) (such amendment, the “Shareholder Agreement Amendment”), among the Class B Shareholders and the Company. Prior to the Shareholder Agreement Amendment, the Shareholder Agreement included provisions that would restrict the ability of the Class B Shareholders to dispose of Class B Shares as required for the consummation of the Merger and the Transactions. Pursuant to the Shareholder Agreement Amendment, the parties to the Shareholder Agreement amended the Shareholder Agreement such that (i) neither the Merger, the execution of the Merger Agreement, nor any of the Transactions, will constitute a sale, transfer or disposition of Class B common stock restricted by the Shareholder Agreement, and (ii) the Shareholder Agreement will not have any effect on the Merger, the execution of the Merger Agreement, or any of the Transactions. The Shareholder Agreement Amendment also provides that the Shareholder Agreement will terminate as of the effective time of the Merger. The Shareholder Agreement Amendment will be void, and the Shareholder Agreement will remain in full force and effect, if the Merger does not close for any reason.

The foregoing description of the Shareholder Agreement Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Shareholder Agreement Amendment attached as Exhibit 10.9 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On February 7, 2016, the Company filed a Change of Control application with the Higher Learning Commission with respect to UOPX, WIU and the College for Financial Planning in connection with the Merger and the Transactions.

On February 8, 2016, the Company issued a press release announcing the entry into the Merger Agreement and providing information regarding the Merger and the Transactions. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Forward-Looking Statements Safe Harbor

Statements about Apollo Education Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Education Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation: (i) the impact of increased competition from traditional public universities and proprietary educational institutions; (ii) the impact of the initiatives to transform University of Phoenix into a more focused, higher retaining and less complex institution, including the near-term impact on enrollment; (iii) the impact of Apollo Education Group’s ongoing restructuring and cost-reduction initiatives; (iv) impacts from actions taken by our regulators that could affect University of Phoenix’s eligibility to participate in or the manner in which it participates in U.S. federal and state student financial aid programs; (v) further delay in the University’s pending recertification by the U.S. Department of Education for participation in Title IV student financial aid programs, or any limitations or qualifications imposed in connection with any recertification; (vi) the impact of the U.S. Department of Defense (“DoD”) action to place University of Phoenix on probation in relation to participation in the DoD’s Tuition Assistance Program for active duty military students; (vii) the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise; (viii) changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. federal student financial aid programs; (ix) changes in University of Phoenix enrollment or student mix; (x) the impact on student enrollments of the announcement of the proposed merger and general economic conditions; (xi) third parties may claim that Apollo Education Group’s products and services infringe their intellectual property rights; (xii) fluctuations in non-U.S. currencies that could impact reported operating results of foreign subsidiaries; (xiii) uncertainties associated with the proposed sale of Apollo Education Group, the expected timing of completion of the proposed merger, the satisfaction of the conditions to the consummation of the proposed merger, the receipt of the regulatory approvals required for the merger on the terms expected or on the anticipated schedule, the ability to complete the proposed merger and the impact of such proposed merger on Apollo Education Group’s businesses, employees, students and suppliers; and (xiv) unexpected expenses or other challenges in integrating acquired businesses, consumer or regulatory impact arising from consummation of such acquisitions, and unexpected changes or developments in the acquired businesses. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Education Group’s Form 10-K for fiscal year 2015, filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2015, Form 10-Q for the quarterly period ended November 30, 2015, filed with the SEC on January 11, 2016, and other filings with the SEC which are available at www.apollo.edu. The cautionary statements referred to above also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Apollo Education Group or persons acting on Apollo Education Group’s behalf. Apollo Education Group undertakes no obligation to publicly update or revise any forward-looking statements for any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Furthermore, Apollo Education Group cannot guarantee future results, events, levels of activity, performance, or achievements.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed sale of Apollo Education Group. In connection with the proposed transaction, Apollo Education Group intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of Apollo Education Group. Apollo Education Group’s shareholders are encouraged to read the proxy statement regarding the proposed merger and any other relevant documents filed with the SEC when they become available as they will contain important information about the proposed merger. Apollo Education Group’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website, www.sec.gov and Apollo Education Group’s website, www.apollo.edu.

Participants in Solicitation

Apollo Education Group and its directors and officers may be deemed to be participants in the solicitation of proxies from Apollo Education Group’s shareholders with respect to the proposed merger. Information about Apollo Education Group’s directors and executive officers and their ownership of Apollo Education Group’s common stock is set forth in the definitive information statement for Apollo Education Group’s 2015 Annual Meetings of Class A and Class B Shareholders, which was filed with the SEC on December 23, 2015. Shareholders may obtain additional information regarding the interests of Apollo Education Group and its directors and executive officers in the proposed merger, which may be different than those of Apollo Education Group’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of February 7, 2016, among Apollo Education Group, Inc., AP VIII Queso Holdings, L.P. and Socrates Merger Sub, Inc.

10.1	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Apollo Class B Voting Stock Trust No. 1.

10.2	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Peter V. Sperling.

10.3	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the Peter Sperling Voting Stock Trust.

10.4	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Gregory W. Cappelli.

10.5	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the San Roque School Charitable Trust.

10.6	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling Revocable Trust.

10.7	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the Aurora Foundation.

10.8	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling 1994 Irrevocable Trust.

10.9	Amendment to Shareholder Agreement and Termination, dated as of February 7, 2016, among the Apollo Class B Voting Stock Trust No. 1, the Peter Sperling Voting Stock Trust, Peter V. Sperling, and Apollo Education Group, Inc.

99.1	Press Release, dated February 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO EDUCATION GROUP, INC.

Date: February 8, 2016

	By:	/s/ Gregory J. Iverson

Gregory J. Iverson
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 7, 2016, among Apollo Education Group, Inc., AP VIII Queso Holdings, L.P. and Socrates Merger Sub, Inc.

10.1	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Apollo Class B Voting Stock Trust No. 1.

10.2	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Peter V. Sperling.

10.3	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the Peter Sperling Voting Stock Trust.

10.4	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and Gregory W. Cappelli.

10.5	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the San Roque School Charitable Trust.

10.6	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling Revocable Trust.

10.7	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the Aurora Foundation.

10.8	Voting and Support Agreement, dated as of February 7, 2016, among AP VIII Queso Holdings, L.P., Socrates Merger Sub, Inc., Apollo Education Group, Inc. and the John Sperling 1994 Irrevocable Trust.

10.9	Amendment to Shareholder Agreement and Termination, dated as of February 7, 2016, among the Apollo Class B Voting Stock Trust No. 1, the Peter Sperling Voting Stock Trust, Peter V. Sperling, and Apollo Education Group, Inc.

99.1	Press Release, dated February 8, 2016.